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                                                                   Exhibit 99(b)

                                December 31, 1997

To the Common Stockholders of
CheckFree Corporation


         On December 15, 1997, the Board of Directors initiated a plan for reorganizing the corporate structure of the CheckFree Corporation into a holding company organizational structure (the "Reorganization"). The Reorganization was accomplished on December 22, 1997.

         It is anticipated that the Reorganization will substantially streamline administration and operation of the business of the company. The name of the new holding company is CheckFree Holdings Corporation. CheckFree Corporation, along with its operating subsidiaries, are now subsidiaries of CheckFree Holdings Corporation. CheckFree Holdings Corporation has substantially the same certificate of incorporation, bylaws, officers and directors that CheckFree Corporation had prior to the Reorganization.

         The outstanding shares of common stock of CheckFree Corporation ("Old Shares") have automatically converted on a share-for-share, tax free basis into shares of CheckFree Holdings Corporation ("New Shares"). The New Shares have the same rights and terms as the Old Shares, including the stockholder rights plan, and will continue to be traded on the Nasdaq Stock Market under the symbol "CKFR."

         It is not necessary for you to do anything at this time since your stock certificate(s) representing Old Shares are sufficient to represent your ownership in CheckFree Holdings Corporation. If you desire, however, your may exchange your Old Shares for certificates representing New Shares. To exchange your Old Shares, your stock certificate(s), together with the enclosed Letter of Transmittal, must be hand delivered or mailed to The Fifth Third Bank. It is recommended that, if mailed, certificates be sent by registered mail, properly insured, with return receipt requested.

         Please read carefully all instructions contained in the Letter of Transmittal and make certain that the Letter is completed, dated and signed. Your stock certificate(s) need not be endorsed or accompanied by separate stock powers unless a certificate is registered in a name other than that of the person surrendering the certificate, or the person surrendering the certificate completes the Special Exchange Instructions or Special Delivery Instructions in the Letter of Transmittal. Should you have any questions as to how to complete the Letter of Transmittal, you can contact Fifth Third at 800-837-2755.

         Although it is not necessary for you to take any steps to exchange your certificates now, this step will be required when you wish to transfer your shares, and you may, therefore, want to complete the process now in order to avoid any delay when you do wish to transfer.

                                   Sincerely,



                                   Peter J. Kight
                                   Chairman, President, and
                                   Chief Executive Officer